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FINAL VERSION  JULY 29 - 9:30AM


at Autobytel.com                                          at FRB
Hoshi Printer                                             Don Markley (general)
infoearnings@autobytel.com                                dmarkley@frb.bsmg.com
949-862-3099                                              Kate Rajeck (analysts)
                                                          krajeck@frb.bsmg.com
                                                          415-986-1591


          AUTOBYTEL.COM TO ACQUIRE LEADING AUTOMOTIVE REPAIR PUBLISHER

             Chilton Series of Auto Manuals to Empower Autobytel.com
                      On-Line Consumers with Nation's Most
                       Trusted Source of Service Expertise

IRVINE, CA - JULY 29, 1999 -- Autobytel.com (Nasdaq: ABTL), the global leader in automotive e-commerce and services, today announced that it has executed a definitive agreement to acquire privately-held W.G. Nichols of West Chester, Pennsylvania. W.G. Nichols is the publisher of the highly respected Chilton series of automobile repair manuals, with over 180 titles in publication. Since 1925, the Chilton brand has been a leading U.S. publisher of auto-related content detailing general and specific auto repairs and procedures.

Under the terms of the agreement, Autobytel.com will acquire the outstanding stock of privately-held W.G. Nichols and a related entity, Marine Information Technology, of West Chester, Pennsylvania for $13 million in cash and 253,923 shares of common stock. Marine Information Technology is a related business that publishes repair and maintenance procedures for watercraft. The consolidated entity is currently operating at a $13 million annualized run rate. Based on current accounting assumptions, the Company believes that the transaction will be non-dilutive to fiscal 1999 earnings per share.

"The combination of the Autobytel.com and Chilton brands represents a truly outstanding marriage between best-of-breed on-line and off-line automotive content providers," noted Mark Lorimer, President and CEO of Autobytel.com. "Autobytel.com's strategy is to leverage our global leadership position in online auto purchasing to provide Internet solutions to consumers over the entire life cycle of a vehicle. Their outstanding repair procedures and labor cost databases will enable us to deliver even more value to consumers and accelerate our penetration into the ownership portion of the vehicle life cycle, the cornerstone of which is service, repair and parts. As we add procedures and labor cost databases to the Autobytel.com site, consumers will be able to validate the pricing of automobile service quotes, in much the same way that they can validate new vehicle price quotes today. We also expect the Chilton brand to offer significant value to Autobytel.com's future efforts in automotive parts e-commerce as we continue our expansion into the ownership portion of the vehicle life cycle."

Upon closing, Richard Van Dalen, presently Chief Executive Officer of W.G. Nichols, will continue to head the newly acquired subsidiary of Autobytel.com, which will remain headquartered in West Chester, Pennsylvania. The W.G. Nichols transaction will be accounted for as a purchase transaction. The closing of the acquisition is subject to certain conditions,



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including an audit of financial statements, and is expected to be completed in the third quarter of 1999.

PaineWebber Incorporated initiated this transaction and acted as exclusive financial advisor to autobytel.com, inc.

ABOUT AUTOBYTEL.COM INC.

Internationally-branded Autobytel.com (www.autobytel.com) is the acknowledged leader in online automotive commerce(1) and is No. 1 in customer confidence(2). The most comprehensive automotive Internet site, Autobytel.com offers consumers a positive purchasing and ownership experience, while providing its Accredited Dealer Network with the most efficient way to reach online car buyers. As it assists consumers through every aspect of the automotive life cycle, Autobytel.com provides continuity into the next vehicle purchase. Launched in March 1995, Autobytel.com's low-cost, no-haggle car-buying program is available in the U.S., Canada (www.autobytel.ca), the United Kingdom (www.autobytel.co.uk) and Sweden (www.autobytel.se). In 1999, Autobytel.com was ranked #1 in Dealer Satisfaction with Online Buying Services for the second year in a row(3).

The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. Autobytel.com undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause Autobytel.com's actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions, increased or unexpected competition, the failure to close the acquisition of W.G. Nichols, changes in W.G. Nichols' financial performance and other matters disclosed in Autobytel.com's filings with the Securities and Exchange Commission.

CHILTON(C) is a registered trademark of Cahners Business Information, a division of Reed Elsevier Inc., and has been licensed to W. G. Nichols, Inc.

(1) As reported by J.D. Power and Associates, Autobytel.com generates nearly as many new-vehicle sales as its two closest competitors combined.

(2) Gomez Advisors ranked Autobytel.com #1 in Customer Confidence and #1 among Serious Shoppers in its Summer 1999 Internet Auto Buying Scorecard.

(3) J.D. Power and Associates 1998-1999 Dealer Satisfaction With Online Buying Services Studies(SM). 1999 study conducted among dealership Internet specialists who completed 1,024 individual evaluations.